EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, July 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation
Announces Second Quarter Earnings

West Point, Va., July 28, 2011—C&F Financial Corporation (NASDAQ:  CFFI), the one-bank holding company for C&F Bank, today reported net income of $3.08 million for the second quarter of 2011, compared with $1.42 million for the second quarter of 2010.  Net income available to common shareholders for the second quarter of 2011 was $2.79 million, or 88 cents per common share assuming dilution, compared with $1.13 million, or 36 cents per common share assuming dilution, for the second quarter of 2010.  The corporation’s net income was $6.05 million for the first six months of 2011, compared with $3.15 million for the first six months of 2010.  Net income available to common shareholders for the first six months of 2011 was $5.47 million, or $1.73 per common share assuming dilution, compared with $2.57 million, or 83 cents per common share, for the first half of 2010.

For the second quarter of 2011, the corporation’s return on average common equity and return on average assets, on an annualized basis, were 14.41 percent and 1.24 percent, respectively, compared to 6.51 percent and 0.51 percent, respectively, for the second quarter of 2010.  For the first six months of 2011, on an annualized basis, the corporation’s return on average common equity was 14.46 percent and its return on average assets was 1.21 percent, compared to a 7.39 percent return on average common equity and a 0.59 percent return on average assets for the first half of 2010.

C&F FINANCIAL CORPORATION

Thursday, July 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

“The corporation’s 2011 second quarter results include a continuation of strong earnings at our consumer finance segment, modest profitability at our mortgage banking segment and a slight net loss at our retail banking segment,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation.  “The consumer finance segment has benefited from an increase in its net interest margin as a result of sustained low funding costs on its variable-rate borrowings.  This, coupled with an increase of 16.5 percent in average loans for the second quarter of 2011 compared to the second quarter of 2010, resulted in an increase in net interest income.  In addition, asset quality in this segment remains strong.  Lower delinquencies, fewer repossessions and a higher recovery rate on sales of repossessed vehicles, fueled by robust used car demand, have resulted in lower charge-offs in 2011.”

“Our retail banking segment incurred a modest net loss for the second quarter of 2011, compared to a small profit in the same period of the prior year.  The comparative results for the first half of 2011 have slightly improved over the first half of 2010,” said Dillon.  “We are still incurring elevated loan loss provisions and expenses associated with foreclosed properties, but such costs appear to be leveling.  The retail banking segment has experienced no growth in loans to customers during 2011 because demand for new loans has remained weak and loan originations are just keeping pace with charge-offs and payments on existing loans.  The retail banking segment’s net interest margin may experience compression in the coming months if funds obtained from loan repayments and from deposit growth cannot be fully used to originate new loans and instead are reinvested in lower-yielding earning assets.”

C&F FINANCIAL CORPORATION

Thursday, July 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

“The retail banking segment’s nonperforming assets decreased from $18.1 million at December 31, 2010 to $17.0 million at June 30, 2011,” continued Dillon.  “We are working diligently to identify risks within our loan portfolio on a timely basis in order to mitigate any losses and we are focusing considerable energy on the disposition of foreclosed properties.  During the first half of 2011, we sold $5.9 million of foreclosed properties.”

“Our mortgage banking segment’s net income was $232,000 in the second quarter of 2011, compared to a net loss of $938,000 in the second quarter of 2010.  The increase is primarily a result of decreased expenses associated with loan indemnifications.  As we have previously disclosed, the mortgage banking segment reached an agreement with one of its largest purchasers of loans that resolved all known and unknown indemnification obligations related to loans sold to the purchaser prior to 2010.  While this agreement does not eliminate indemnification charges completely, it has resulted in reduced provisions for indemnification losses since we entered into the agreement in June 2010.”

“Based upon the current economic outlook for the next six months, we believe that we will continue to have strong earnings at the consumer finance segment, modestly improved results at the retail banking segment as asset quality improves, and moderate profitability at the mortgage banking segment, with the corporation’s overall financial performance tempered by the effects of new and pending laws and regulations and the costs of complying with them.”

“As announced earlier this week, we redeemed $10.0 million in liquidation value, or 50 percent, of the preferred shares issued to the United States Department of the Treasury under the federal government’s TARP Capital Purchase Program.  We were able to fund this redemption without raising additional capital because of the corporation’s strong capital position and financial performance.  We will continue to assess our on-going participation in the Capital Purchase Program based upon the economic and regulatory environment and our capital levels,” concluded Dillon.

C&F FINANCIAL CORPORATION

Thursday, July 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Retail Banking Segment.  C&F Bank reported a net loss of $154,000 for the second quarter of 2011, compared to net income of $48,000 for the second quarter of 2010.  For the first six months of 2011, C&F Bank reported a net loss of $278,000, compared to a net loss of $313,000 for the first six months of 2010.

Factors affecting the losses for the three months and the six months ended June 30, 2011 were (1) decreases in net interest margin resulting from an increase in lower yielding intercompany loans to C&F Mortgage Corporation and C&F Finance Company, (2) decreases in average loans to customers resulting from weak demand and (3) higher personnel costs principally attributable to growth in the number of personnel to manage the increasing complexity of routine compliance, regulatory and asset quality issues.  Partially offsetting these negative factors were an increase in activity-based interchange income and a decline in write-downs and expenses associated with foreclosed properties.

The Bank’s average third-party loan portfolio decreased to $405.20 million for the second quarter of 2011 from $438.63 million for the second quarter of 2010.  The decrease in average loans was primarily due to current economic conditions, which have reduced loan demand and have increased loans charged-off and foreclosures.

C&F FINANCIAL CORPORATION

Thursday, July 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

The Bank’s nonperforming assets were $17.00 million at June 30, 2011, compared to $18.06 million at December 31, 2010.  Nonperforming assets at June 30, 2011 included $8.82 million in nonaccrual loans, compared to $7.77 million at December 31, 2010, and $8.17 million in foreclosed properties, compared to $10.30 million at December 31, 2010.  Troubled debt restructurings were $12.47 million at June 30, 2011, compared to $9.77 million at December 31, 2010.  The increase in troubled debt restructurings was primarily due to one $2.29 million commercial loan relationship for which a modified repayment schedule was negotiated.  While this relationship was also in nonaccrual status at June 30, 2011, the borrower is servicing the loan in accordance with the modified terms.  Nonaccrual loans primarily consist of loans secured by residential properties and commercial loans secured by non-residential properties.  Specific reserves of $1.29 million have been established for nonaccrual loans.  Management believes it has provided adequate loan loss reserves for all of the retail banking segment’s loans.  Foreclosed properties at June 30, 2011 consist of both residential and non-residential properties.  These properties have been written down to their estimated fair values less selling costs.

Mortgage Banking Segment.  For the quarter ended June 30, 2011, C&F Mortgage Corporation reported net income of $232,000, compared to a net loss of $938,000 for the quarter ended June 30, 2010.  For the first six months of 2011, C&F Mortgage Corporation reported net income of $569,000, compared to a net loss of $780,000 for the first six months of 2010.

The improvements in net income for the three months and six months ended June 30, 2011 as compared to the same periods in 2010 were attributable to decreases of $2.54 million and $2.77 million in the provision for indemnification losses for the three months and six months ended June 30, 2011, respectively.  During the second quarter of 2010, the mortgage banking segment entered into an agreement with one of its largest investors that resolved all known and unknown indemnification obligations for loans sold to that investor prior to 2010.  As expected, with this agreement in place, there has been a reduction in indemnification expense in 2011.

C&F FINANCIAL CORPORATION

Thursday, July 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Loan origination volume for the second quarter of 2011 decreased to $148.99 million, compared to $208.88 million for the second quarter of 2010.  Similarly, loan origination volume for the first half of 2011 decreased to $273.06 million from $343.36 million for the first half of 2010.  The declines in origination volumes are a result of fluctuations in mortgage rates, a continued overall weakness in the housing market due to the challenging economic conditions and the expiration of the homebuyer tax credits during the first half of 2010.  Lower loan originations in 2011 resulted in lower gains on sales of loans, which were $3.70 million and $7.50 million for the three and six months ended June 30, 2011, respectively, compared to $4.68 million and $8.43 million for the three and six months ended June 30, 2010, respectively.  Partially offsetting these revenue declines was lower production-based and income-based compensation for the three months and six months ended June 30, 2011 as compared to the same periods of 2010.

Other items affecting the mortgage banking segment’s earnings include increases of $162,000 and $233,000 in non-production salaries expense for the three months and six months ended June 30, 2011, respectively, in order to manage the increasingly complex regulatory environment, and increases of $65,000 and $206,000 in professional fees for the three months and six months ended June 30, 2011, respectively, due to increased legal and compliance costs.

C&F FINANCIAL CORPORATION

Thursday, July 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Consumer Finance Segment.  For the quarter ended June 30, 2011, C&F Finance Company reported net income of $3.15 million, compared to net income of $2.43 million for the quarter ended June 30, 2010.  For the first six months of 2011, C&F Finance Company reported net income of $6.11 million, compared to net income of $4.49 million for the first six months of 2010.

The increases in 2011 net income were a result of (1) increases in average loans outstanding of 16.51 percent and 16.72 percent for the three and six months ended June 30, 2011, respectively, compared to the same periods of 2010, (2) the sustained low cost of the consumer finance segment’s variable-rate borrowings, and (3) a $25,000 increase and a $275,000 decrease in the provision for loan losses for the three months and six months ended June 30, 2011, respectively.  The reduction in the provision for loan losses for the first half of 2011 was attributable to lower lower charge-offs at the consumer finance segment.  These items were partially offset by an increase in compensation costs of $208,000 and $382,000 for the three months and six months ended June 30, 2011, respectively, which was a result of an increase in the number of personnel to manage the growth in loans outstanding, as well as higher variable compensation resulting from increased profitability, loan growth and portfolio performance.  The allowance for loan losses as a percentage of loans remained approximately the same, 7.85 percent at June 30, 2011, compared to 7.90 percent at December 31, 2010.  Management believes that the current allowance for loan losses is adequate to absorb probable losses in the loan portfolio.

C&F FINANCIAL CORPORATION

Thursday, July 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Capital and Dividends.  The corporation’s capital and liquidity positions remain strong.  Capital has continued to grow during the first six months of 2011 and exceeds current regulatory capital standards for being well-capitalized.  While the corporation continues its participation in the TARP Capital Purchase Program (“CPP”), on July 27, 2011, it completed the redemption of $10.00 million of the $20.00 million of preferred shares issued to the United States Department of the Treasury under the CPP.  This redemption was accomplished using funds from existing financial resources of the corporation, thus resulting in no dilution to the corporation’s common shareholders for this redemption.  As a result of this redemption, annually preferred stock dividends will be reduced by $500,000.  However, the corporation will accelerate the accretion of a portion of its preferred stock discount, which will reduce net income available to common shareholders by approximately $213,000 in the third quarter of 2011.  Management and the Board of Directors continue to assess on-going participation in the CPP based upon the economic and regulatory environment and the corporation’s capital levels.

The corporation paid a quarterly cash dividend of 25 cents per common share during each of first two quarters of 2011.  The Board of Directors of the corporation continues to review the dividend payout ratio, which was 28.09 percent and 28.57 percent of net income available to common shareholders during the second quarter and first half of 2011, respectively, in light of changes in economic conditions, capital levels and expected future levels of earnings.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $20.24 per share on July 27, 2011.  At June 30, 2011, the book value of the corporation was $25.26 per common share.  The corporation’s market makers include Davenport & Company LLC, FTN Financial Securities Corporation, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F FINANCIAL CORPORATION

Thursday, July 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc.  C&F Mortgage Corporation provides mortgage, title and appraisal services through 22 offices located in Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey.  C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

C&F FINANCIAL CORPORATION

Thursday, July 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Forward-Looking Statements.   Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management.  These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those anticipated by such statements.  Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, net interest margin, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses and indemnification losses, expected future indemnification obligations, the corporation’s continued participation in the CPP and the future economic, regulatory and employment environment.  Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in:  (1) interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder and the effect of restrictions imposed on the corporation as a participant in the Capital Purchase Program, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (7) the value of securities held in the corporation’s investment portfolios, (8) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (9) the level of indemnification losses related to mortgage loans sold, (10) demand for loan products, (11) deposit flows, (12) the strength of the corporation’s counterparties, (13) competition from both banks and non-banks, (14) demand for financial services in the corporation’s market area, (15) technology, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) demand in the secondary residential mortgage loan markets, (19) the corporation’s expansion and technology initiatives, and (20) accounting principles, policies and guidelines.  Further, there can be no assurance that the actions taken by the U.S. Government will stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely affect the corporation’s business and financial performance.  These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of this release.

C&F Financial Corporation
Selected Financial Information
(in thousands, except for share and per share data)

Balance Sheets	6/30/11	12/31/10	6/30/10
	(unaudited)		(unaudited)
Interest-bearing deposits with other banks and federal funds sold	$3,872	$2,530	$4,946
Investment securities - available for sale, at fair value	140,154	130,275	121,219
Loans held for sale, net	42,490	67,153	63,618
Loans, net:
Retail Banking segment	393,797	400,865	421,343
Mortgage Banking segment	2,519	2,568	2,699
Consumer Finance segment	224,631	203,311	190,043
Federal Home Loan Bank stock	3,828	3,887	3,887
Total assets	906,571	904,137	904,124
Deposits	625,845	625,134	614,645
Borrowings	161,491	164,140	177,113
Shareholders' equity	99,108	92,777	90,560

	For The Quarter Ended		For The Six Months Ended
Statements of Income	6/30/11	6/30/10	6/30/11	6/30/10
	(unaudited)		(unaudited)
Interest income	$18,369	$17,362	$36,001	$33,954
Interest expense	2,968	3,318	6,032	6,694
Provision for loan losses:
Retail Banking segment	1,500	1,450	2,550	2,600
Mortgage Banking segment	15	-	35	-
Consumer Finance segment	1,875	1,850	3,625	3,900
Other operating income:
Gains on sales of loans	3,696	4,679	7,496	8,427
Other	2,662	2,515	5,319	4,649
Other operating expenses:
Salaries and employee benefits	8,430	8,763	16,922	16,663
Other	5,539	7,443	10,996	13,135
Income tax expense	1,317	315	2,604	891
Net income	3,083	1,417	6,052	3,147
Net income available to common shareholders	2,793	1,130	5,473	2,573
Earnings per common share - assuming dilution	0.88	0.36	1.73	0.83
Earnings per common share - basic	0.89	0.37	1.75	0.84

	For The Quarter Ended		For The Six Months Ended
Segment Information	6/30/11	6/30/10	6/30/11	6/30/10
	(unaudited)		(unaudited)
Net income (loss) - Retail Banking	$(154)	$48	$(278)	$(313)
Net income (loss) - Mortgage Banking	232	(938)	569	(780)
Net income - Consumer Finance	3,150	2,430	6,110	4,490
Net loss - Other and Eliminations	(145)	(123)	(349)	(250)
Mortgage loan originations - Mortgage Banking	148,985	208,877	273,062	343,355
Mortgage loans sold - Mortgage Banking	134,659	181,705	297,725	308,493

	For The Quarter Ended		For The Six Months Ended
Average Balances	6/30/11	6/30/10	6/30/11	6/30/10
	(unaudited)		(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$22,465	$4,321	$25,772	$15,175
Investment securities - available for sale, at amortized cost	135,141	120,209	133,579	119,318
Loans held for sale	29,628	45,640	31,311	32,932
Loans:
Retail Banking segment	405,199	438,625	406,934	440,494
Mortgage Banking segment	2,819	2,784	2,780	2,641
Consumer Finance segment	235,279	201,937	230,009	197,051
FHLB stock	3,854	3,887	3,870	3,887
Total earning assets	834,385	817,403	834,255	811,498

Time, checking and savings deposits	532,301	515,713	535,349	515,348
Borrowings	159,332	168,165	159,708	167,890
Total interest-bearing liabilities	691,633	683,878	695,057	683,238
Demand deposits	94,209	91,542	90,741	87,606
Shareholders' equity	97,552	89,329	95,714	89,618

Asset Quality	6/30/11	12/31/10	6/30/10
	(unaudited)		(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans* - Retail Banking	$8,822	$7,765	$7,779
Nonaccrual loans - Mortgage Banking	-	-	-
Real estate owned** - Retail Banking	8,173	10,295	12,495
Real estate owned** - Mortgage Banking	-	379	509
Total nonperforming assets	$16,995	$18,439	$20,783
Accruing loans past due for 90 days or more	$2	$1,030	$189
Troubled debt restructurings*	$12,474	$9,769	$3,178
Total loans - Retail and Mortgage Banking segments	$407,386	$414,831	$432,900
Allowance for loan losses - Retail and Mortgage Banking segments	$11,070	$11,398	$8,858
Nonperforming assets to loans and real estate owned	4.09%	4.33%	4.66%
Allowance for loan losses to loans	2.72%	2.75%	2.05%
Allowance for loan losses to nonaccrual loans	125.48%	146.79%	113.87%
Net charge-offs to average loans	1.42%	0.97%	1.27%

*	Nonaccrual loans include nonaccrual troubled debt restructurings of $3.16 million at 6/30/11, $402 thousand at 12/31/10, and zero at 6/30/10.

**	Real estate owned is recorded at its estimated fair market value less cost to sell.

Consumer Finance Segment
Nonaccrual loans	$261	$151	$193
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$243,772	$220,753	$206,339
Allowance for loan losses	$19,141	$17,442	$16,296
Nonaccrual consumer finance loans to total consumer finance loans	0.11%	0.07%	0.09%
Allowance for loan losses to total consumer finance loans	7.85%	7.90%	7.90%
Net charge-offs to average total consumer finance loans	1.67%	2.89%	2.59%

	As Of and For The Quarter Ended		As Of and For The Six Months Ended
Other Data and Ratios	6/30/11	6/30/10	6/30/11	6/30/10
	(unaudited)		(unaudited)
Annualized return on average assets	1.24%	0.51%	1.21%	0.59%
Annualized return on average common equity	14.41%	6.51%	14.46%	7.39%
Dividends declared per common share	$0.25	$0.25	$0.50	$0.50
Weighted average common shares outstanding - assuming dilution	3,159,260	3,102,643	3,163,210	3,100,669
Weighted average common shares outstanding - basic	3,131,203	3,084,255	3,127,536	3,078,970
Market value per common share at period end	$21.29	$18.00	$21.29	$18.00
Book value per common share at period end	$25.26	$22.84	$25.26	$22.84
Price to book value ratio at period end	0.84	0.79	0.84	0.79
Price to earnings ratio at period end (ttm)	6.78	13.04	6.78	13.04